Exhibit 4.50

This is a translation of the original text in Chinese

Framework Cooperation Agreement on Online Game Operation

This Framework Cooperation Agreement (“Agreement”) is executed on October 15, 2014 in Chaoyang District, Beijing.

Party A: Kingsoft Corporation Limited

Address: Kingsoft Tower, No. 33, Xiaoying West Road, Haidian District, Beijing 100085

Party B: Cheetah Mobile Inc.

Address: 12/F, Fosun International Center Tower, No. 237 Chaoyang North Road, Chaoyang District, Beijing

Both parties reached this Agreement through friendly consultation:

Chapter 1 Purpose

1.              The establishment of mutual trust, practices and tacit understanding between both parties are the basis of the business strategic cooperative partnership, while the improvement of efficiency and common development are the purpose and fundamental interests of the cooperation between both parties.

2.              Resource sharing, win-win, mutual benefit, mutual promotion, common development, confidentiality, and protection of collaboration market consist of the basic principles of this Agreement.

3.              Both parties shall give full play to their strengths and complement each other’s advantages, to improve competitiveness and jointly develop the market; both parties shall carry out in-depth cooperation under this Agreement through themselves and their various affiliates established inside and outside the People’s Republic of China. Under this Agreement, “affiliates” of Party A refer to any other parties (excluding Party B and its affiliates) directly or indirectly controlled by Party A. “Affiliates” of Party B refer to any other parties directly or indirectly controlled by party B. “Control” means possession of the power to direct or cause (other parties) to direct the management and policies of one party, whether through the ownership of voting rights, by contract or otherwise, including (x) directly or indirectly holding 50% or more of the equity interests of such party, (y) directly or indirectly holding 50% or more of the voting rights of such party, or (z) directly or indirectly having the power to appoint most of the members of the board of directors or other similar management bodies of holding companies such party belongs to, or (zz) such party is incorporated into its consolidated financial statement as an affiliate in accordance with relevant accounting standards.

4.              This Agreement, as a framework agreement, shall constitute the guiding document for the long-term cooperation between the parties and their affiliates in the future, as well as the basis for the execution of relevant supplemental agreements and other agreements by both parties and their affiliates. All of the provisions herein shall apply to other contracts executed by both parties and their affiliates (hereinafter referred to as “Specific Contracts”).

Chapter 2 Cooperation Matters

1.              Both parties and their affiliates decide to establish long-term partnership, jointly explore operating model and cooperation model with respect to online game operation and related fields, and cooperate on the same. The cooperation subject is that Party B will provide online game operation services (including but not limited to, online game publishing, exclusive agency operation, and joint operation) to Party A through its websites, software, PC products or mobile products and etc.

For the details on various cooperation matters, Party A and/or its affiliates and Party B and/or its affiliates will hold further discussions and enter into Specific Contracts.

2.              Party A and Party B agree that as of December 31, 2015, the upper limit of the annual service fees for the various scheduled services stipulated in the above term 1 shall be set as follows:

3.

Online game operation services:

	Year of 2014	Year of 2015
Payable by Party B to Party A	4,200	7,800

Notes:

I.                Year of 2014: from the effective date of this Agreement to December 31, 2014;

II.           Year of 2015: from January 1, 2015 to December 31, 2015;

III.      Unit: RMB10,000

4.              Party A and/or its affiliates and Party B and/or its affiliates may, as necessary, enter into Specific Contracts from time to time under this Agreement. The terms of such contracts shall comply with normal commercial terms.

5.              Both parties agree that the execution of this Agreement shall not affect their respective independent choice of trading partners, or their transactions with third parties. It is agreed that both parties shall, and shall cause their affiliates to, provide services to each other under terms equivalent or preferential to those provided by them to third parties. One party shall be entitled to provide services to a third party, provided that the provision of services to the other party is not affected.

6.              In the event that one party cannot meet the requirements for services of the other party under this Agreement, or the conditions provided by an independent third party is more favorable, the other party shall be entitled to acquire services provided by an independent third party.

7.              The transactions between both parties and their affiliates shall adopt pricing rules of the industry in the fair market at the time of transaction, or refer to an independent third party’s price or a reasonable profit as the pricing principle. Among which, with respect to each game developed by Party A and its affiliates, according to the quality, authorized region, authorized mobile platform etc. of the game, Party B and its affiliates shall pay copyright fees ranging from RMB 2,000,000 to RMB 15,000,000 (or the equivalent in US dollars), as well as bonus fees ranging from 20% to 50% of operating income to Party A and its affiliates.

8.              The payment method of both parties and their affiliates shall refer to the payment method of the same type of business in the market at the time of transaction.

Chapter 3 Confidentiality

1.              Business secrets: any public or non-public technical information and management information of either party, including but not limited to, product plans, marketing plans, incentive policies, customer information, financial information and etc., as well as non-patented technology, design, programming, technical data, production methods, information sources, etc., shall constitute business secrets in this regard.

2.              Confidentiality: both parties shall keep confidential to any business secret of the other party obtained under this Agreement. Except as otherwise required by the laws and regulations or the stock exchange where the parties and their affiliates list, either party shall not disclose the other party’s business secret to any third party without the written consent of the other party. Any Party breaching the provision of this clause shall undertake the liability of full compensation against any and all direct and indirect loss incurred to the other party therefore.

3.              Both parties shall still bear the confidentiality obligation under this clause after the termination of this Agreement.

Chapter 4 Effectiveness, Termination and Miscellaneous Matters

1.              This Agreement shall come into force upon the satisfaction of the following conditions:

(1)         This Agreement is signed and sealed by the legal representatives or authorized representatives of both parties;

(2)         Party A obtains approvals from the board of directors and the board of shareholders (if applicable) in accordance with the requirements of the listing rules of Hong Kong Stock Exchange.

2.              Any dispute arising out of this Agreement shall be settled by the parties through friendly consultation; if negotiation fails, it is agreed that it shall be submitted to Beijing Arbitration Committee for arbitration in accordance with its arbitration rules, the arbitration award shall be binding upon both parties. Establishment, execution and interpretations of this Agreement as well as settlement of disputes arising therefrom shall apply laws of People’s Republic of China.

3.              This Agreement shall be made in four copies, with each party holding two copies, and shall come into force from the date at which all of the conditions provided in Clause 1, Chapter 4 are satisfied and expire on December 31, 2015.

Party A: Kingsoft Corporation Limited	Party B: Cheetah Mobile Inc.
/seal/ Kingsoft Corporation Limited	/seal/ Cheetah Mobile Inc.

Signature of Authorized Representative:	Signature of Authorized Representative:
/s/ Yuk Keung Ng	/s/ Sheng Fu